EXHIBIT 99.1

News Release

Contact:
Juan Jose Orellana
Investor Relations
562-435-3666, ext. 111143

MOLINA HEALTHCARE REPORTS
FOURTH QUARTER AND YEAR-END 2012 RESULTS

●	Quarterly earnings per diluted share of $0.54
●	Full year earnings per diluted share of $0.21
●	Annual revenue of $6 billion, up 26% over 2011
●	Aggregate membership up 6% over 2011
●	Earnings per diluted share guidance of $1.55 for fiscal year 2013

Long Beach, California (February 7, 2013) – Molina Healthcare, Inc. (NYSE: MOH) today reported its financial results for the fourth quarter and year ended December 31, 2012.

Net income for the quarter was $25.6 million, or $0.54 per diluted share, compared with a net loss of $33.0 million, or $0.72 per diluted share, for the quarter ended December 31, 2011.  Net income for the year ended December 31, 2012, was $9.8 million, or $0.21 per diluted share, compared with net income of $20.8 million, or $0.45 per diluted share, for the year ended December 31, 2011.  Results for the quarter and year ended December 31, 2011, were affected by an impairment charge of $64.6 million related to the Company’s Missouri health plan.

“While 2012 was a difficult year, our achievements during the fourth quarter have given us confidence as we look forward to 2013 and beyond,” said J. Mario Molina, M.D., chief executive officer of Molina Healthcare, Inc.  “We have demonstrated that we can reach fair agreements on premium rates with our state partners and that, in time, our patient care programs will produce both better health outcomes and lower medical costs.  The challenges we faced in California and Texas in 2012 may be repeated over the next several years in different states and with different members.  Our fourth quarter results demonstrate that Molina Healthcare is able to meet those challenges.”

Earnings Per Share Guidance
The Company expects earnings per diluted share of $1.55 for fiscal year 2013.  Additional details regarding the Company’s guidance are provided later in this release.

Fourth Quarter 2012 Compared with Third Quarter 2012

Overview
The Company’s financial performance in the fourth quarter of 2012 improved substantially over the third quarter of 2012, as earnings per diluted share increased to $0.54 from $0.07.  Modest premium rate increases in some states, along with decreased medical costs, were the primary reasons for the improved financial performance.  The ratio of medical care costs to premium revenue net of premium tax (the medical care ratio, or MCR) decreased approximately 450 basis points between the third and fourth quarter of 2012.  Medical care ratios decreased at seven of the Company’s nine health plans, most notably in Texas and California.

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MOH Reports Fourth Quarter and Year-End 2012 Results

February 7, 2013

The Company has changed its method of calculating the medical care ratio effective with the release of its fourth quarter earnings.  The Company now calculates the medical care ratio by dividing total medical care costs by premium revenue, net of premium taxes.  Previously, the Company did not adjust premium revenue to remove the impact of premium taxes when calculating the medical care ratio.  The Company has made this change for all periods presented to allow better comparability of the medical care ratio between periods for health plans operating in states where premium taxes are either increased or decreased.  Two states where the Company operates health plans (Michigan and California) either reduced or eliminated their premium tax during 2012.

Premium Revenue
Premium revenue increased $29.2 million to $1,480.0 million in the fourth quarter of 2012, from $1,450.8 million in the third quarter of 2012.  Fourth quarter premium revenue benefited from the following increases in premium rates:
●	An increase to premium rates of approximately 1%, or approximately $200,000 per month, at the Florida health plan effective September 1, 2012;
●	An increase to premium rates of approximately 2%, or approximately $900,000 per month, at the Michigan health plan effective October 1, 2012;
●	An increase to premium rates of approximately 4%, or approximately $4.5 million per month, at the Texas health plan effective September 1, 2012; and
●
An increase to premium rates for the aged, blind or disabled, or ABD, population of approximately 2% at the California health plan retroactive to July 1, 2011.  This increase translated to a blended rate increase of approximately 1% for the California health plan’s premium revenue overall.  Due to the retroactive nature of this increase, the California health plan recorded approximately $12 million of incremental revenue (net of related costs) in the fourth quarter of 2012.  Approximately $4 million of the retroactive revenue related to 2011 and $2 million to each of the four quarters of 2012.  Revenue beginning October 1, 2012, increased about $2 million per quarter.

The Company had 29,000 fewer members at December 31, 2012, than at September 30, 2012.  Most of the membership loss occurred at the Ohio health plan, which saw a decrease of 28,000 members due to the correction of Medicaid eligibility errors made by the state earlier in 2012.

Medical Care Costs
The Company’s consolidated medical care ratio decreased 450 basis points to 86.1% in the fourth quarter of 2012, from 90.6% in the third quarter of 2012.  Increased premium rates for the ABD membership of the California and Texas health plans, favorable development of the Texas health plan’s medical claims liability recorded at September 30, 2012, and reduced inpatient utilization (particularly among the California health plan’s ABD population) contributed to this decline.  Medical costs per member per month (PMPM) declined approximately 2%.  Inpatient utilization decreased approximately 4%, contributing to a decrease of approximately 5% in inpatient facility costs PMPM.

Influenza-related illnesses do not appear to have significantly affected fourth quarter 2012 financial results, but may negatively impact financial results in the first quarter of 2013.  The Company estimates that it incurred approximately $5 million more of medical costs for influenza-related illnesses in the fourth quarter than it would have incurred in a fourth quarter with more typical flu activity.

Individual Health Plan Analysis

Texas
The Texas health plan’s financial performance improved significantly in the fourth quarter compared with the third quarter of 2012.  The medical care ratio of the Texas health plan was 77.8% in the fourth quarter of 2012, compared with 91.9% in the third quarter of 2012.  The Company believes that the reduction to the Texas health plan’s medical care ratio was primarily the result of the following factors:
●	A blended rate increase of approximately 4%, or $4.5 million per month, effective September 1, 2012;

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MOH Reports Fourth Quarter and Year-End 2012 Results

February 7, 2013

●	The results of medical cost containment initiatives implemented beginning in the second quarter of 2012; and
●	A reduction of approximately $30 million to the estimated amount of medical costs incurred prior to the fourth quarter of 2012. The change in that estimate was recorded in the fourth quarter of 2012.

If the Company were to retroactively adjust for the reduction to estimated medical costs incurred in the second and third quarters of 2012, it believes that the medical care ratio of the Texas health plan would have been approximately 89% in the fourth quarter of 2012, approximately 90% in the third quarter of 2012 and approximately 99% in the second quarter of 2012.

California
The medical care ratio at the California health plan decreased to 89.2% in the fourth quarter of 2012, from 96.1% in the third quarter of 2012, primarily due to a retroactive premium rate increase relating to its ABD membership.  As noted above, the California health plan recorded approximately $12 million of incremental revenue (net of related costs) in the fourth quarter of 2012 related to a rate increase for its ABD membership that was retroactive to July 1, 2011.  If the Company were to retroactively adjust for that rate increase, it estimates that the medical care ratio of the California health plan would have been approximately 94.5% in the fourth quarter of 2012, approximately 93.5% in the third quarter of 2012, approximately 90% in the second quarter of 2012, and approximately 88% in the first quarter of 2012.

The medical care ratio for the California health plan’s ABD membership was 86.1% in the fourth quarter of 2012, compared with 110.2% in the third quarter of 2012.  If the Company were to retroactively adjust for that rate increase, it estimates that the medical care ratio of the California health plan’s ABD members would have been approximately 103% in both the fourth and third quarters of 2012.  The Company has consistently stated its belief that, over time, it can improve quality of care and reduce costs among individuals (such as the California health plan’s ABD membership) who have only recently been transitioned from fee-for-service reimbursement to managed care.

Also during the fourth quarter, the Company exited an unprofitable service area in California, reducing enrollment by approximately 5,000 members.

General and Administrative Costs
General and administrative costs increased $25.9 million to $153.4 million in the fourth quarter of 2012, from $127.5 million in the third quarter of 2012, primarily due to approximately $14 million of expense recognized in the fourth quarter of 2012 related to the potential settlement of various claims made upon the Company by government agencies and health care providers.  Approximately $11 million of these costs related to matters arising prior to 2012.  Absent the $14 million identified above, the Company’s consolidated general and administrative expense ratio would have been approximately 8.8% for the fourth quarter of 2012.

Year Ended December 31, 2012, Compared with Year Ended December 31, 2011

Overview
Earnings decreased in 2012 compared with 2011 because lower margins in the Health Plans segment more than offset higher premium revenue.  Net income for the year ended December 31, 2012, was $9.8 million, or $0.21 per diluted share, compared with net income of $20.8 million, or $0.45 per diluted share, for the year ended December 31, 2011.  Results for the quarter and year ended December 31, 2011 were affected by an impairment charge of $64.6 million related to the Company’s Missouri health plan.

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MOH Reports Fourth Quarter and Year-End 2012 Results

February 7, 2013

Lower net income in 2012 was in large part tied to growth in the Company’s ABD membership in California and Texas, where margins were considerably lower than for the Company as a whole.  During 2012, both California and Texas transitioned large numbers of ABD members from fee-for-service reimbursement to managed care contracts.  It has been the Company’s experience that members transitioning from fee-for-service reimbursement to managed care often bring with them pent up demand for medical services and that the realization of both improved medical outcomes and costs savings from the application of managed care practices takes time as both members and providers acquaint themselves to new ways of accessing and providing care.

The initial reduction to margins associated with the transition of members from fee-for-service reimbursement to managed care was exacerbated by premium rates that assumed unrealistic costs savings from managed care practices.  Premium rate increases received later in 2012 at least partially addressed this issue.

Those rate increases, together with the improved health outcomes and the gradual reduction in medical costs resulting from the application of managed care practices, produced improved financial results in the fourth quarter of 2012.  Nevertheless, the aggregate effect of the ABD membership transitioned in 2012 was a substantial reduction in margins.  The Company believes, however, that in time the higher premium revenue associated with ABD members will allow it to earn acceptable returns on a total dollar basis even if percentage margins remain lower than those earned by serving Temporary Assistance for Needy Families, or TANF, members, for whom PMPM revenue is much lower.

Premium Revenue
Premium revenue grew 27% in the year ended December 31, 2012, compared with the year ended December 31, 2011, primarily due to a shift in member mix to populations generating higher premium revenue PMPM, benefit expansions, and an increase in membership.  Medicare premium revenue was $468 million in the year ended December 31, 2012, compared with $388 million in the year ended December 31, 2011.

Growth in the Company’s ABD membership led to higher premium revenue PMPM in 2012.  ABD membership, as a percent of total membership, has increased approximately 31% year over year.  Premium revenue PMPM also increased in the year ended December 31, 2012, as a result of the inclusion of revenue from the pharmacy benefit for the Company’s Ohio health plan effective October 1, 2011, and as a result of the inclusion of revenue for the inpatient facility and pharmacy benefits across all of the Company’s Texas health plan membership effective March 1, 2012.

Medical Care Costs
Medical care costs increased in 2012 primarily due to the same shifts in member mix and the benefit expansions that led to increased premium revenue, particularly in California and Texas.

Individual Health Plan Analysis

Texas
Membership and premium revenue increased significantly at the Texas health plan in 2012 as a result of the transition of large numbers of ABD, TANF and Children’s Health Insurance Program, or CHIP, members from fee-for-service reimbursement into managed care effective March 1, 2012.  Also on that date, inpatient facility and pharmacy benefits that had previously been reimbursed through fee for service for managed care members were transitioned into managed care contracts, further increasing premium revenue and related medical costs.  As noted above, margins on newly transitioned ABD members were considerably less than those experienced by the Company overall.  The medical care ratio for the Texas health plan’s ABD membership in total was approximately 97.8% for all of 2012.  Nevertheless, the medical care ratio for the Texas health plan overall decreased to 93.7% for all of 2012 compared with 95.1% for 2011.

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MOH Reports Fourth Quarter and Year-End 2012 Results

February 7, 2013

California
The medical care ratio at the California health plan increased significantly in 2012, to 91.1% from 86.9% in 2011.  As noted above, margins on newly transitioned ABD members were considerably less than those experienced by the Company overall.  The medical care ratio for the California health plan’s ABD membership was 96.5% for all of 2012.

Molina Medicaid Solutions Segment
Operating income for the Molina Medicaid Solutions segment improved $21.7 million for the year ended December 31, 2012, compared with 2011.  This improvement was primarily the result of stabilization of the newest contracts in Idaho and Maine.

Cash Flow
Cash provided by operating activities was $344.3 million in 2012 compared with $225.4 million in 2011, an increase of $118.9 million.  This increase was primarily due to increases in deferred revenue and medical claims and benefits payable at December 31, 2012.

At December 31, 2012, the Company had cash and investments of $1.2 billion, and the parent company had cash and investments of $46.9 million.

Reconciliation of Non-GAAP (1) to GAAP Financial Measures

EBITDA (2)
	Three Months Ended December 31,		Year Ended December 31,
	2012	2011	2012	2011
	(Amounts in thousands)
Net income (loss)	$25,643	$(32,960)	$9,790	$20,818
Add back:
Depreciation and amortization reported in the consolidated statements of cash flows	20,475	21,969	78,764	74,383
Interest expense	4,348	3,853	16,769	15,519
Provision for income taxes	24,503	13,004	9,275	43,836
EBITDA	$74,969	$5,866	$114,598	$154,556

(1)	GAAP stands for U.S. generally accepted accounting principles.
(2)
EBITDA is not prepared in conformity with GAAP because it excludes depreciation and amortization, as well as interest expense, and the provision for income taxes.  This non-GAAP financial measure should not be considered as an alternative to the GAAP measures of net income, operating income, operating margin, or cash provided by operating activities, nor should EBITDA be considered in isolation from these GAAP measures of operating performance.  Management uses EBITDA as a supplemental metric in evaluating the Company’s financial performance, in evaluating financing and business development decisions, and in forecasting and analyzing future periods.  For these reasons, management believes that EBITDA is a useful supplemental measure to investors in evaluating the Company’s performance and the performance of other companies in the Company’s industry.

Conference Call
The Company’s management will host a conference call and webcast to discuss its fourth quarter and year-end results at 5:00 p.m. Eastern time on Thursday, February 7, 2013.  The number to call for the interactive teleconference is (212) 231-2933.  A telephonic replay of the conference call will be available from 7:00 p.m. Eastern time on Thursday, February 7, 2013, through 6:00 p.m. on Friday, February 8, 2013, by dialing (800) 633-8284 and entering confirmation number 21643415.  A live broadcast of Molina Healthcare’s conference call will be available on the Company’s website, www.molinahealthcare.com, or at www.earnings.com.  A 30-day online replay will be available approximately an hour following the conclusion of the live broadcast.

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MOH Reports Fourth Quarter and Year-End 2012 Results

February 7, 2013

About Molina Healthcare
Molina Healthcare, Inc., a FORTUNE 500 company, provides quality and cost-effective Medicaid-related solutions to meet the health care needs of low-income families and individuals and to assist state agencies in their administration of the Medicaid program.  The Company’s licensed health plans in California, Florida, Michigan, New Mexico, Ohio, Texas, Utah, Washington, and Wisconsin currently serve approximately 1.8 million members, and its subsidiary, Molina Medicaid Solutions, provides business processing and information technology administrative services to Medicaid agencies in Idaho, Louisiana, Maine, New Jersey, and West Virginia, and drug rebate administration services in Florida.  More information about Molina Healthcare is available at www.molinahealthcare.com.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995: This earnings release contains “forward-looking statements” regarding the Company’s plans, expectations, and anticipated future events.  Actual results could differ materially due to numerous known and unknown risks and uncertainties, including, without limitation, risk factors related to the following:
●
uncertainties associated with the implementation of the Affordable Care Act, including the impact of the health insurance industry excise tax, the expansion of Medicaid eligibility in the states that participate to previously uninsured populations unfamiliar with managed care, the implementation of state insurance exchanges currently expected to become operational by October 1, 2013, the effect of various implementing regulations, and uncertainties regarding the impact of other federal or state health care and insurance reform measures, including the duals demonstration programs in California, Ohio, Michigan, and Texas;

●	the success of our medical cost containment initiatives in Texas, and other risks associated with the expansion of our Texas health plan’s service areas in 2012;
●
significant budget pressures on state governments and their potential inability to maintain current rates, to implement expected rate increases, or to maintain existing benefit packages or membership eligibility thresholds or criteria;

●	management of our medical costs, including seasonal flu patterns and rates of utilization that are consistent with our expectations and our incurred but not reported accruals;
●
the success of our efforts to retain existing government contracts and to obtain new government contracts in connection with state requests for proposals (RFPs) in both existing and new states, and our ability to increase our revenues consistent with our expectations;

●	accurate estimation of incurred but not reported medical costs across our health plans;
●	risks associated with the continued growth in new Medicaid and Medicare enrollees, and the development of actuarially sound rates with respect to such new enrollees, including duals;
●	retroactive adjustments to premium revenue or accounting estimates which require adjustment based upon subsequent developments, including Medicaid pharmaceutical rebates;
●	continuation and renewal of the government contracts of both our health plans and Molina Medicaid Solutions and the terms under which such contracts are renewed;
●	government audits and reviews, and any enrollment freeze or monitoring program that may result therefrom;
●	changes with respect to our provider contracts and the loss of providers;
●
the establishment of a federal or state medical cost expenditure floor as a percentage of the premiums we receive, and the interpretation and implementation of medical cost expenditure floors, administrative cost and profit ceilings, and profit sharing arrangements;

●	interpretation and implementation of at-risk premium rules regarding the achievement of certain quality measures;
●	approval by state regulators of dividends and distributions by our health plan subsidiaries;
●	changes in funding under our contracts as a result of regulatory changes, programmatic adjustments, or other reforms;
●	high dollar claims related to catastrophic illness;
●
the favorable resolution of litigation, arbitration, or administrative proceedings, including our pending litigation against the state of California related to rates paid to our California plan in earlier years that were not actuarially sound;

●	restrictions and covenants in our credit facility;
●	the relatively small number of states in which we operate health plans;
●
the availability of adequate financing to fund and capitalize our expansion and growth activities and to meet our liquidity needs, including the interest expense and other costs associated with such financing;

●	a state’s failure to renew its federal Medicaid waiver;
●	inadvertent unauthorized disclosure of protected health information;
●	changes generally affecting the managed care or Medicaid management information systems industries;
●	increases in government surcharges, taxes, and assessments;
●	changes in general economic conditions, including unemployment rates; and
●	increasing consolidation in the Medicaid industry;

and numerous other risk factors, including those discussed in the Company’s periodic reports and filings with the Securities and Exchange Commission.  These reports can be accessed under the investor relations tab of the Company’s website or on the SEC’s website at www.sec.gov.  Given these risks and uncertainties, we can give no assurances that the Company’s forward-looking statements will prove to be accurate, or that any other results or events projected or contemplated by the Company’s forward-looking statements will in fact occur, and we caution investors not to place undue reliance on these statements.  All forward-looking statements in this release represent the Company’s judgment as of February 7, 2013, and we disclaim any obligation to update any forward-looking statements to conform the statement to actual results or changes in the Company’s expectations.

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MOH Reports Fourth Quarter and Year-End 2012 Results

February 7, 2013

MOLINA HEALTHCARE, INC.
UNAUDITED CONSOLIDATED STATEMENTS OF OPERATIONS

	Three Months Ended December 31,		Year Ended December 31,
	2012	2011	2012	2011
	(Amounts in thousands, except net income (loss) per share)
Revenue:
Premium revenue	$1,480,014	$1,211,013	$5,667,500	$4,448,818
Premium tax	38,038	43,956	158,991	154,589
Service revenue	55,359	49,157	187,710	160,447
Investment income	1,192	1,735	5,188	5,539
Rental income	3,966	547	9,374	547
Total revenue	1,578,569	1,306,408	6,028,763	4,769,940
Expenses:
Medical care costs	1,273,624	1,037,945	5,096,760	3,859,994
Cost of service revenue	43,097	38,967	141,208	143,987
General and administrative expenses	153,419	124,965	532,627	415,932
Premium tax expenses	38,038	43,956	158,991	154,589
Depreciation and amortization	16,258	12,103	63,704	50,690
Total expenses	1,524,436	1,257,936	5,993,290	4,625,192
Impairment of goodwill and intangible assets	–	(64,575)	–	(64,575)
Operating income (loss)	54,133	(16,103)	35,473	80,173
Other expenses (income):
Interest expense	4,348	3,853	16,769	15,519
Other income	(361)	–	(361)	–
Total other expenses (income)	3,987	3,853	16,408	15,519
Income (loss) before income taxes	50,146	(19,956)	19,065	64,654
Provision for income taxes	24,503	13,004	9,275	43,836
Net income (loss)	$25,643	$(32,960)	$9,790	$20,818
Net income (loss) per share:
Basic	$0.55	$(0.72)	$0.21	$0.45
Diluted	$0.54	$(0.72)	$0.21	$0.45
Weighted average shares outstanding:
Basic	46,617	45,702	46,380	45,756
Diluted	47,143	45,702	46,999	46,425
Operating Statistics:
Ratio of medical care costs paid directly to providers to premium revenue	83.9%	83.6%	87.6%	84.5%
Ratio of medical care costs not paid directly to providers to premium revenue	2.2%	2.1%	2.3%	2.3%
Medical care ratio (1)	86.1%	85.7%	89.9%	86.8%
Service revenue ratio (2)	77.9%	79.3%	75.2%	89.7%
General and administrative expense ratio (3)	9.7%	9.6%	8.8%	8.7%
Premium tax ratio (1)	2.6%	3.6%	2.8%	3.5%
Effective tax rate	48.9%	(65.2)%	48.6%	67.8%

(1)
Medical care ratio represents medical care costs as a percentage of premium revenue, net of premium taxes; premium tax ratio represents premium taxes as a percentage of premium revenue, net of premium taxes.

(2)	Service revenue ratio represents cost of service revenue as a percentage of service revenue.
(3)	Computed as a percentage of total revenue.

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MOH Reports Fourth Quarter and Year-End 2012 Results

February 7, 2013

MOLINA HEALTHCARE, INC.
UNAUDITED CONSOLIDATED BALANCE SHEETS

	December 31,
	2012	2011
	(Amounts in thousands, except per-share data)
ASSETS
Current assets:
Cash and cash equivalents	$795,770	$493,827
Investments	342,845	336,916
Receivables	149,682	167,898
Income tax refundable	–	11,679
Deferred income taxes	32,443	18,327
Prepaid expenses and other current assets	28,386	19,435
Total current assets	1,349,126	1,048,082
Property, equipment, and capitalized software, net	221,443	190,934
Deferred contract costs	58,313	54,582
Intangible assets, net	77,711	101,796
Goodwill and indefinite-lived intangible assets	151,088	153,954
Auction rate securities	13,419	16,134
Restricted investments	44,101	46,164
Receivable for ceded life and annuity contracts	–	23,401
Other assets	19,621	17,099
	$1,934,822	$1,652,146

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Medical claims and benefits payable	$494,530	$402,476
Accounts payable and accrued liabilities	184,034	147,214
Deferred revenue	141,798	50,947
Income taxes payable	6,520	–
Current maturities of long-term debt	1,155	1,197
Total current liabilities	828,037	601,834
Long-term debt	261,784	216,929
Deferred income taxes	37,900	33,127
Liability for ceded life and annuity contracts	–	23,401
Other long-term liabilities	24,787	21,782
Total liabilities	1,152,508	897,073
Stockholders’ equity:
Common stock, $0.001 par value; 80,000 shares authorized; outstanding: 46,762 shares at December 31, 2012 and 45,815 shares at December 31, 2011	47	46
Preferred stock, $0.001 par value; 20,000 shares authorized, no shares issued and outstanding	–	–
Additional paid-in capital	285,524	266,022
Accumulated other comprehensive loss	(457)	(1,405)
Treasury stock, at cost; 111 shares at December 31, 2012	(3,000)	–
Retained earnings	500,200	490,410
Total stockholders’ equity	782,314	755,073
	$1,934,822	$1,652,146

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MOH Reports Fourth Quarter and Year-End 2012 Results

February 7, 2013

MOLINA HEALTHCARE, INC.
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

	Three Months Ended December 31,		Year Ended December 31,
	2012	2011	2012	2011
	(Amounts in thousands)
Operating activities:
Net income (loss)	$25,643	$(32,960)	$9,790	$20,818
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	20,475	21,969	78,764	74,383
Deferred income taxes	(11,053)	5,767	(9,887)	13,836
Stock-based compensation	4,570	4,329	20,018	17,052
Non-cash interest on convertible senior notes	1,528	1,417	5,942	5,512
Impairment of goodwill and intangible assets	–	64,575	–	64,575
Change in fair value of interest rate swap	37	–	1,307	–
Amortization of premium/discount on investments	1,580	1,942	6,746	7,242
Amortization of deferred financing costs	264	367	1,089	2,818
Gain on sale of subsidiary	643	–	(1,747)	–
Gain on acquisition	–	(1,676)	–	(1,676)
Loss on disposal of property and equipment	2,608	–	2,608	–
Tax deficiency from employee stock compensation	(367)	(67)	(526)	(714)
Changes in operating assets and liabilities:
Receivables	7,227	(5,059)	18,216	352
Prepaid expenses and other current assets	1,616	5,127	(8,958)	3,308
Medical claims and benefits payable	(41,933)	41,421	92,054	48,120
Accounts payable and accrued liabilities	28,888	2,532	19,858	2,778
Deferred revenue	(1,503)	(33,554)	90,851	(8,154)
Income taxes	40,050	(5,898)	18,172	(24,855)
Net cash provided by operating activities	80,273	70,232	344,297	225,395
Investing activities:
Purchases of equipment	(25,597)	(14,660)	(78,145)	(60,581)
Purchases of investments	(71,972)	(87,759)	(306,437)	(345,968)
Sales and maturities of investments	84,341	76,254	298,006	302,667
Net cash paid in business combinations	–	(81,000)	–	(84,253)
Proceeds from sale of subsidiary, net of cash surrendered	–	–	9,162	–
(Increase) decrease in deferred contract costs	7,189	(10,065)	(11,610)	(42,830)
(Increase) decrease in restricted investments	387	4,330	(2,647)	(4,064)
Change in other noncurrent assets and liabilities	2,862	(1,365)	(1,913)	(1,898)
Net cash used in investing activities	(2,790)	(114,265)	(93,584)	(236,927)
Financing activities:
Amount borrowed under term loan	–	48,600	–	48,600
Amount borrowed under credit facility	–	–	60,000	–
Repayment of amount borrowed under credit facility	–	–	(20,000)	–
Treasury stock purchases	(3,000)	–	(3,000)	(7,000)
Credit facility fees paid	–	–	–	(1,125)
Principal payments on term loan	(283)	–	(1,129)	–
Proceeds from employee stock plans	6,121	1,707	11,692	7,347
Excess tax benefits from employee stock compensation	(31)	61	3,667	1,651
Net cash provided by financing activities	2,807	50,368	51,230	49,473
Net increase in cash and cash equivalents	80,290	6,335	301,943	37,941
Cash and cash equivalents at beginning of period	715,480	487,492	493,827	455,886
Cash and cash equivalents at end of period	$795,770	$493,827	$795,770	$493,827

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MOH Reports Fourth Quarter and Year-End 2012 Results

February 7, 2013

MOLINA HEALTHCARE, INC.
UNAUDITED DEPRECIATION AND AMORTIZATION DATA

Depreciation and amortization related to the Company’s Health Plans segment is all recorded in “Depreciation and amortization” in the consolidated statements of operations.  Depreciation and amortization related to the Company’s Molina Medicaid Solutions segment is recorded within three different headings in the consolidated statements of operations as follows:
●	Amortization of purchased intangibles relating to customer relationships is reported as amortization within the heading “Depreciation and amortization;”
●	Amortization of purchased intangibles relating to contract backlog is recorded as a reduction of “Service revenue;” and
●	Depreciation is recorded within the heading “Cost of service revenue.”

The following table presents all depreciation and amortization recorded in the Company’s consolidated statements of operations, regardless of whether the item appears as depreciation and amortization, a reduction of revenue, or as cost of service revenue:
	Three Months Ended December 31,
	2012		2011
	Amount	% of Total Revenue	Amount	% of Total Revenue
	(Dollar amounts in thousands)
Depreciation and amortization of capitalized software	$11,677	0.7%	$8,005	0.6%
Amortization of intangible assets	4,581	0.3	4,098	0.3
Depreciation and amortization reported as such in the consolidated statements of operations	16,258	1.0	12,103	0.9
Amortization recorded as reduction of service revenue	729	–	1,545	0.1
Amortization of capitalized software recorded as cost of service revenue	3,488	0.2	8,321	0.6
Total	$20,475	1.2%	$21,969	1.6%

	Year Ended December 31,
	2012		2011
	Amount	% of Total Revenue	Amount	% of Total Revenue
	(Dollar amounts in thousands)
Depreciation and amortization of capitalized software	$43,201	0.7%	$30,864	0.7%
Amortization of intangible assets	20,503	0.3	19,826	0.4
Depreciation and amortization reported as such in the consolidated statements of operations	63,704	1.0	50,690	1.1
Amortization recorded as reduction of service revenue	1,571	–	6,822	0.1
Amortization of capitalized software recorded as cost of service revenue	13,489	0.2	16,871	0.4
Total	$78,764	1.2%	$74,383	1.6%

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MOH Reports Fourth Quarter and Year-End 2012 Results

February 7, 2013

MOLINA HEALTHCARE, INC.
UNAUDITED MEMBERSHIP DATA

	As of December 31,
	2012	2011	2010
Total Ending Membership by Health Plan:
California	336,000	355,000	344,000
Florida	73,000	69,000	61,000
Michigan	220,000	222,000	227,000
Missouri (1)	–	79,000	81,000
New Mexico	91,000	88,000	91,000
Ohio	244,000	248,000	245,000
Texas	282,000	155,000	94,000
Utah	87,000	84,000	79,000
Washington	418,000	355,000	355,000
Wisconsin	46,000	42,000	36,000
Total	1,797,000	1,697,000	1,613,000

Total Ending Membership by State for the Medicare Advantage Plans:
California	7,700	6,900	4,900
Florida	900	800	500
Michigan	9,700	8,200	6,300
New Mexico	900	800	600
Ohio	300	200	–
Texas	1,500	700	700
Utah	8,200	8,400	8,900
Washington	6,500	5,000	2,600
Total	35,700	31,000	24,500

Total Ending Membership by State for the Aged, Blind or Disabled Population:
California	44,700	31,500	13,900
Florida	10,300	10,400	10,000
Michigan	41,900	37,500	31,700
New Mexico	5,700	5,600	5,700
Ohio	28,200	29,100	28,200
Texas	95,900	63,700	19,000
Utah	9,000	8,500	8,000
Washington	30,000	4,800	4,000
Wisconsin	1,700	1,700	1,700
Total	267,400	192,800	122,200

(1)	The Company’s contract with the state of Missouri expired without renewal on June 30, 2012.

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MOH Reports Fourth Quarter and Year-End 2012 Results

February 7, 2013

MOLINA HEALTHCARE, INC.
UNAUDITED SELECTED FINANCIAL DATA BY HEALTH PLAN
(Amounts in thousands except per-member-per-month amounts)

	Three Months Ended December 31, 2012
	Member Months (1)	Premium Revenue		Medical Care Costs		MCR Excluding Premium Tax Expense (5)
		Total	PMPM	Total	PMPM
California	1,021	$179,078	$175.44	$159,800	$156.55	89.2%
Florida	218	57,892	266.06	48,965	225.04	84.6
Michigan	656	166,453	253.54	151,230	230.35	90.9
Missouri (2)	–	–	–	–	–	–
New Mexico	268	83,115	309.59	71,440	266.10	86.0
Ohio	752	267,918	356.60	235,072	312.88	87.7
Texas	856	341,244	398.69	265,391	310.07	77.8
Utah	259	72,859	281.46	61,741	238.51	84.7
Washington	1,248	290,246	232.56	253,335	202.99	87.3
Wisconsin (3)	134	18,469	138.66	13,107	98.41	71.0
Other (4)	–	2,740	–	13,543	–	–
	5,412	$1,480,014	$273.54	$1,273,624	$235.40	86.1%

	Three Months Ended December 31, 2011
	Member Months (1)	Premium Revenue		Medical Care Costs		MCR Excluding Premium Tax Expense (5)
		Total	PMPM	Total	PMPM
California	1,057	$153,653	$145.39	$133,575	$126.39	86.9%
Florida	200	53,377	266.19	45,486	226.84	85.2
Michigan	658	156,641	238.12	137,827	209.52	88.0
Missouri (2)	237	59,596	251.32	47,697	201.14	80.0
New Mexico	266	96,696	363.71	71,679	269.61	74.1
Ohio	748	272,019	363.45	233,733	312.30	85.9
Texas	462	116,407	252.19	110,667	239.76	95.1
Utah	249	72,085	289.39	56,908	228.46	78.9
Washington	1,067	210,559	197.30	174,744	163.74	83.0
Wisconsin	124	18,070	145.93	16,896	136.45	93.5
Other (4)	–	1,910	–	8,733	–	–
	5,068	$1,211,013	$238.94	$1,037,945	$204.79	85.7%

(1)	A member month is defined as the aggregate of each month’s ending membership for the period presented.
(2)	The Company’s contract with the state of Missouri expired without renewal on June 30, 2012. The Missouri health plan’s claims run-out activity subsequent to June 30, 2012, is reported in “Other.”
(3)	Absent amortization of $1.5 million premium deficiency reserve in the fourth quarter 2012, the Wisconsin health plan’s MCR would have been approximately 79.1%.
(4)	“Other” medical care costs also include medically related administrative costs at the parent company.
(5)	The MCR Excluding Premium Tax Expense represents medical costs as a percentage of premium revenue, where premium revenue is reduced by premium tax expense.

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MOH Reports Fourth Quarter and Year-End 2012 Results

February 7, 2013

MOLINA HEALTHCARE, INC.
UNAUDITED SELECTED FINANCIAL DATA BY HEALTH PLAN
(Amounts in thousands except per-member-per-month amounts)

	Year Ended December 31, 2012
	Member Months (1)	Premium Revenue		Medical Care Costs		MCR Excluding Premium Tax Expense (4)
		Total	PMPM	Total	PMPM
California	4,177	$665,792	$159.40	$606,494	$145.20	91.1%
Florida	850	228,832	269.36	195,226	229.80	85.3
Michigan	2,639	646,551	244.97	570,636	216.20	88.3
Missouri (2)	483	113,818	235.63	113,101	234.15	99.4
New Mexico	1,069	330,562	309.22	280,108	262.03	84.7
Ohio	3,065	1,095,137	357.36	970,504	316.69	88.6
Texas	3,245	1,233,621	380.18	1,155,433	356.08	93.7
Utah	1,026	298,392	290.78	245,671	239.41	82.3
Washington	4,600	974,712	211.91	845,733	183.87	86.8
Wisconsin	508	70,678	139.25	67,968	133.91	96.2
Other (3)	–	9,405	–	45,886	–	–
	21,662	$5,667,500	$261.65	$5,096,760	$235.30	89.9%

	Year Ended December 31, 2011
	Member Months (1)	Premium Revenue		Medical Care Costs		MCR Excluding Premium Tax Expense (4)
		Total	PMPM	Total	PMPM
California	4,190	$567,677	$135.48	$493,419	$117.75	86.9%
Florida	788	203,904	258.65	187,358	237.66	91.9
Michigan	2,660	623,394	234.35	537,779	202.16	86.3
Missouri (2)	959	229,584	239.38	195,832	204.19	85.3
New Mexico	1,074	336,447	313.29	277,338	258.25	82.4
Ohio	2,966	912,219	307.55	766,949	258.57	84.1
Texas	1,616	402,178	248.99	382,390	236.74	95.1
Utah	972	287,290	295.51	224,513	230.94	78.1
Washington	4,171	808,458	193.85	690,513	165.57	85.4
Wisconsin	488	69,552	142.47	64,346	131.81	92.5
Other (3)	–	8,115	–	39,557	–	–
	19,884	$4,448,818	$223.74	$3,859,994	$194.13	86.8%

(1)	A member month is defined as the aggregate of each month’s ending membership for the period presented.
(2)	The Company’s contract with the state of Missouri expired without renewal on June 30, 2012. The Missouri health plan’s claims run-out activity subsequent to June 30, 2012, is reported in “Other.”
(3)	“Other” medical care costs also include medically related administrative costs at the parent company.
(4)	The MCR Excluding Premium Tax Expense represents medical costs as a percentage of premium revenue, where premium revenue is reduced by premium tax expense.

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MOH Reports Fourth Quarter and Year-End 2012 Results

February 7, 2013

MOLINA HEALTHCARE, INC.
UNAUDITED SELECTED FINANCIAL DATA
(Amounts in thousands, except per-member-per-month amounts)

The following tables provide the details of the Company’s medical care costs for the periods indicated:
	Three Months Ended December 31,
	2012			2011
	Amount	PMPM	% of Total	Amount	PMPM	% of Total
Fee for service	$855,490	$158.12	67.2%	$713,879	$140.85	68.8%
Capitation	139,444	25.77	10.9	134,880	26.61	13.0
Pharmacy	229,826	42.48	18.1	149,370	29.47	14.4
Other	48,864	9.03	3.8	39,816	7.86	3.8
Total	$1,273,624	$235.40	100.0%	$1,037,945	$204.79	100.0%

	Year Ended December 31,
	2012			2011
	Amount	PMPM	% of Total	Amount	PMPM	% of Total
Fee for service	$3,521,960	$162.60	69.1%	$2,764,309	$139.02	71.6%
Capitation	557,087	25.72	10.9	518,835	26.09	13.4
Pharmacy	835,830	38.59	16.4	418,007	21.02	10.8
Other	181,883	8.39	3.6	158,843	8.00	4.2
Total	$5,096,760	$235.30	100.0%	$3,859,994	$194.13	100.0%

The following table provides the details of the Company’s medical claims and benefits payable as of the dates indicated:
	Dec. 31, 2012	Sept. 30, 2012	Dec. 31, 2011
Fee-for-service claims incurred but not paid (IBNP)	$377,614	$414,725	$301,020
Capitation payable	49,066	55,314	53,532
Pharmacy	38,992	42,681	26,178
Other	28,858	23,743	21,746
	$494,530	$536,463	$402,476

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MOH Reports Fourth Quarter and Year-End 2012 Results

February 7, 2013

MOLINA HEALTHCARE, INC.
UNAUDITED CHANGE IN MEDICAL CLAIMS AND BENEFITS PAYABLE

The Company’s claims liability includes an allowance for adverse claims development based on historical experience and other factors including, but not limited to, variations in claims payment patterns, changes in utilization and cost trends, known outbreaks of disease, and large claims.  The Company’s reserving methodology is consistently applied across all periods presented.  The amounts displayed for “Components of medical care costs related to: Prior period” represent the amount by which the Company’s original estimate of claims and benefits payable at the beginning of the period were (more) or less than the actual amount of the liability based on information (principally the payment of claims) developed since that liability was first reported.  The following table shows the components of the change in medical claims and benefits payable as of the periods indicated:
	Three Months Ended December 31,		Year Ended December 31,
	2012	2011	2012	2011
	(Dollars in thousands, except per-member amounts)
Balances at beginning of period	$536,463	$361,055	$402,476	$354,356
Components of medical care costs related to:
Current period	1,350,043	1,069,228	5,136,055	3,911,803
Prior period	(76,419)	(31,283)	(39,295)	(51,809)
Total medical care costs	1,273,624	1,037,945	5,096,760	3,859,994
Payments for medical care costs related to:
Current period	1,725,006	708,538	5,360,049	3,516,994
Prior period	(409,449)	287,986	(355,343)	294,880
Total paid	1,315,557	996,524	5,004,706	3,811,874
Balances at end of period	$494,530	$402,476	$494,530	$402,476
Benefit from prior period as a percentage of:
Balance at beginning of period	14.2%	8.7%	9.8%	14.6%
Premium revenue	5.2%	2.6%	0.7%	1.2%
Total medical care costs	6.0%	3.0%	0.8%	1.3%

Claims Data:
Days in claims payable, fee for service	40	40	40	40
Number of members at end of year	1,797,000	1,697,000	1,797,000	1,697,000
Number of claims in inventory at end of year	122,700	111,100	122,700	111,100
Billed charges of claims in inventory at end of year	$255,200	$207,600	$255,200	$207,600
Claims in inventory per member at end of year	0.07	0.07	0.07	0.07
Billed charges of claims in inventory per member at end of year	$142.01	$122.33	$142.01	$122.33
Number of claims received during the year	5,378,400	4,342,800	20,842,400	17,207,500
Billed charges of claims received during the year	$5,089,600	$3,732,500	$19,429,300	$14,306,500

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MOH Reports Fourth Quarter and Year-End 2012 Results

February 7, 2013

MOLINA HEALTHCARE, INC.
GUIDANCE 2013 DETAILS

The Company provides the following general commentary regarding its 2013 earnings guidance:

Due to the significant financial impact that items relating to prior periods have had on its fourth quarter 2012 results, the Company believes that fourth quarter results alone are not an appropriate guide to anticipated 2013 full year results.  The Company believes, for example, that its consolidated medical care ratio for the second half of 2012 (approximately 88%), is more indicative of 2013 performance than its medical care ratio for just the fourth quarter of 2012.

The following is the Company’s guidance for fiscal year 2013 (all amounts are approximate):

Total Revenue	$7.0B
Medical Care Costs	$5.9B
Medical Care Ratio	88%
Service Costs	$170M
G&A Expense	$600M
G&A Ratio	8.6%
Premium Tax Expense	$160M
Income Before Tax	$128M
Income Tax	$54M
Effective Tax Rate	42.0%
Net Income	$74M
Weighted Average Diluted Shares Outstanding	47.7	M
Diluted EPS	$1.55
EBITDA	$245M

-END-